PRESS RELEASE
For Immediate Release

For Information Contact:	September 29, 2005
Steve Crowder 417-879-3326
s.crowder@decorize.com
g.ball@decorize.com
www.decorize.com

Decorize, Inc. Announces 58%
Financial Performance Improvement

SPRINGFIELD, MO., October 1, 2005: (AMEX: DCZ)—Decorize, Inc. reported a significant improvement for its fiscal year ended June 30, 2005. Decorize posted an operating loss of $1.5 million, which represents a 58% improvement over the $3.6 million dollar loss reported for the prior fiscal year. Loss per share was $0.20 versus a loss of $0.37 per year last fiscal year. Gross margins for the year improved from 17% to 31%.

“The significant improvement in operating results for the year validate that the changes we have implemented in our supply chain are beginning to yield positive improvements,” said Chief Executive Officer Steve Crowder. “We are now in a position to significantly scale the business.”

Sales in the Home Accent and Gift Stores channel of the business increased 40%. This category of stores represents the largest market segment of the $67 billion a year home accent industry. “We have built a sales organization comprised of the best professional sales representatives in the country,” said Vice President of Sales, Susan Andrulis. “The increase can be attributed to their efforts and the company’s improvement in quality and delivery.”

Decorize, Inc., founded in 2000, is a recognized leader in the home accents industry. The company has developed a vertically integrated design, sourcing and logistics model that reduces costs traditionally channeled into home furnishings. Decorize has served more than 3,000 small and large retail accounts, including national brand names such as La-Z-Boy, Hancock Fabrics, May/Federated Stores, Neiman Marcus, Rooms To Go, and Sears—The Great Indoors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:Statements about the future performance of Decorize, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including and without limitation, continued acceptance of Decorize's products, increased levels of competition for the company, new products and technological changes, Decorize's dependence on third-party suppliers, and other risks detailed from time to time in Decorize's periodic reports filed with the Securities and Exchange Commission. Decorize provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.
##################